Exhibit 16.1

[RSM Letterhead]

January 20, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Clear Street Group Inc.’s statements included under the heading Change in Independent Registered Public Accounting Firm in its registration statement on Form S-1 filed on January 20, 2026 and we have the following statements:

1)	We agree with such statements made in the first four paragraphs concerning our firm; and
2)	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

/s/ RSM US LLP